UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington,

D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UBS GROUP AG

(Exact name of registrant as specified in its charter)

Switzerland	[98-0186363]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND

AESCHENVORSTADT 1, BASEL, SWITZERLAND

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

UBS VOLUNTARY INVESTMENT PLAN

(Full title of the plans)

David Kelly

600 Washington Boulevard

Stamford, CT 06901

(203) 719-3000

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer                   X

Accelerated filer                           ☐

Non-accelerated filer                    ☐  (Do not check if a smaller reporting company.)

Smaller reporting company            ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee[3]
Deferred Compensation Obligations[1]	$100,000,000	100%	$100,000,000	$12,450

1 The deferred compensation obligations are unsecured obligations of UBS Group AG to pay deferred compensation in the future in accordance with the terms of the UBS Voluntary Investment Plan.    2 Estimated solely for the purpose of calculating the registration fee.    3 Calculated pursuant to rule 457(h) under the Securities Act of 1933, as amended.

PART I.    INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the UBS Voluntary Investment Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

The following documents previously filed by UBS Group AG (the “Company” or the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

1.   The Company’s Annual Report on Form 20-F for the year ended December 31, 2017, which the Company filed with the Commission on March 9, 2018; and

2.   The Company’s Reports of Foreign Issuer on Form 6-K, which the Company filed with the Commission on March 9, 2018 (only first three reports filed on such date), March 26, 2018, April 3, 2018 (two reports), April 23, 2018 (only first report filed on such date), April 27, 2018 (two reports), May 3, 2018, July 24, 2018 (only first report filed on such date), July 27, 2018 (only first report filed on such date), September 25, 2018, October 25, 2018 (only first and fifth reports filed on such date) and October 31, 2018 (only first report filed on such date).

In addition, all subsequent reports that the Company files on Form 20-F under the Securities Exchange Act of 1934 and, to the extent designated therein, certain reports on Form 6-K subsequently furnished by the Company that should be deemed filed, in each case prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of securities.

Under the Plan, the Company may provide eligible employees of the Company and certain affiliates of the Company (each, a “Participating Employer”) the opportunity to defer a specified percentage or dollar amount of their regular or incentive-based compensation under the Plan. Deferred amounts will be credited to an account maintained on the books and records of the Company in the name of the participant and may be notionally invested in one or more notional investments. A description of the notional investments will be included in the documents referred to in Part I of this Registration Statement. A Participating Employer may also, in its sole discretion, credit employer contributions to a participant’s account under such terms as it shall determine. The obligations of the Company to pay deferred amounts, together with any notional earnings thereof, in accordance with the Plan are referred to as “Deferred Compensation Obligations”.

The participant’s deferral election, made in accordance with the terms of the Plan, will determine the amount of compensation elected to be deferred. At the time of the deferral request, the participant will specify the date on which the payment of the deferral amount will be made or commenced. Participants’ account balances will be adjusted from time to time to reflect any additional deferrals made under the Plan, positive or negative returns based on the notional investments chosen by the participants, from time to time, and any applicable administrative charges. The plan does not guarantee a minimum rate of return.

Deferred Compensation Obligations will be unsecured obligations of the Company and will rank equally with other unsecured and unsubordinated indebtedness of the Company and/or its subsidiaries from time to time outstanding. The Company may, but is not obligated to, fund its Deferred Compensation Obligations through one or more employee benefit trusts that may be subject to claims of the Company’s (and/or its subsidiaries) creditors. Nothing in the Plan will be construed to give a participant or any other person rights to any specific assets of the Company, its subsidiaries or its affiliates.

Any rights that a participant or beneficiary may have under the Plan are not assignable and non-transferable. Any attempt to assign or transfer any such rights shall be null and void and of no force or effect.

Balances in the Deferred Compensation Obligation accounts are payable at the end of the deferral period specified at the time of the grant of the deferred compensation award or the deferral election, as applicable. Except in the case of (i) death prior to a termination of employment, (or, at the discretion of the Plan’s administrative committee, following a termination of employment) or disability (as defined in the Plan), (ii) to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code), (iii) the cashout of certain de minimis amounts upon termination of the Plan, (iv) a change in control (as defined in the Plan) of a participant’s employer and (v) certain distributions in the event of an unforeseeable emergency (as defined in the Plan), the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified at the time of election or grant. However, the Company may amend or terminate the Plan at any time, with respect to any or all participants, including in any manner that adversely affects participants’ rights. Upon termination, each participant’s deferral account will be distributed in accordance with the applicable deferral elections and the terms of the Plan.

The Deferred Compensation Obligations are not convertible into any other security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

The Plan will be administered by an administrative committee, composed of one or more persons appointed by the Company to administer the Plan, which will have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan.

A participant’s rights with respect to the Deferred Compensation Obligations are generally not subject to assignment, sale or other transfer during the participant’s lifetime nor are they liable or subject in any manner to attachment, garnishment or execution; except that the Administrative Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order.

Item 5.  Interests of named experts and counsel.

Not applicable.

Item 6.  Indemnification of directors and officers.

Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with bona fide third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Because the Company is a Swiss company headquartered in Switzerland, many of the directors and officers of the Company are residents of Switzerland and not the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

–              effect service within the U.S. upon the Company and the directors and officers of the Company located outside the U.S.,

–              enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts,

–              enforce in U.S. courts, judgments obtained against those persons in courts in jurisdictions outside the U.S., and

–              enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

Neither the Registrant’s articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

It is the Company’s policy to indemnify its current or former directors and/or employees against certain losses and expenses in respect of service as a director or employee of the Company, one of its affiliates or another entity, which the Company has approved, subject to specific conditions or exclusions. The Registrant maintains directors’ and officers’ insurance for its directors and officers.

Item 7.  Exemption from registration claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated by reference in this Registration Statement.

Exhibit No.             Description of Exhibit

4.1                          UBS Voluntary Investment Plan

5.1                          Opinion of Homburger AG as to the legality of securities to be registered (filed herewith)

5.1                          Opinion of Debevoise & Plimpton LLP as to the legality of securities to be registered (New York law) (filed herewith)

23.1                        Consent of Ernst & Young Ltd. (filed herewith)

23.2                        Consent of Homburger AG (included in Exhibit 5.1)

23.3                        Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

24.1                        Powers of Attorney (filed herewith)

Item 9    Undertakings

The Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on November 30, 2018.

UBS GROUP AG

By:   /s/ Ella Campi____________________
      Name: Ella Campi
      Title:  Executive Director

By:   /s/ Ueli Studer_____________________
      Name: Ueli Studer
      Title:  Managing Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title
__________*___________ Sergio P. Ermotti	Group Chief Executive Officer (principal executive officer)
__________*___________ Kirt Gardner	Group Chief Financial Officer (principal financial officer)
_________*___________ Todd Tuckner	Group Chief Accounting Officer (principal accounting officer)
__________*___________ Axel A. Weber	Chairman and Member of Board of Directors
__________*___________ Michel Demaré	Member of Board of Directors

__________*___________ David Sidwell	Member of Board of Directors
__________*___________ Jeremy Anderson	Member of Board of Directors
__________*___________ Reto Francioni	Member of Board of Directors
__________*___________ Ann. F. Godbehere	Member of Board of Directors
__________*___________ Fred Hu	Member of Board of Directors
__________*___________ Julie G. Richardson	Member of Board of Directors
__________*___________ Isabelle Romy	Member of Board of Directors
__________*___________ Robert W. Scully	Member of Board of Directors
__________*___________ Beatrice Weder di Mauro	Member of Board of Directors
__________*___________ Dieter Wemmer	Member of Board of Directors

By:         /s/ Ella Campi
Ella Campi, as attorney-in-fact

Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS Group AG in the United States, in the City of Stamford, State of Connecticut, on November 30, 2018.

By:   /s/ David Kelly____________________
      Name: David Kelly

      Title: Managing Director